UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2015

ADVANCED CANNABIS SOLUTIONS, INC.

 (Exact Name of Registrant as Specified in Charter)

Colorado	000-54457	20-8096131
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6565 E. Evans Avenue Denver, CO	80224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 759-1300

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement

On March 12, 2015, GC Security, LLC, a Colorado limited liability company and wholly owned subsidiary (“GCS”) of Advanced Cannabis Solutions, Inc. D/B/A General Cannabis Corporation (the “Company”), entered into an Asset Purchase Agreement (the “APA”) by and among the Company, GCS and Iron Protection Group, LLC, a Colorado limited liability company (the “Seller”), whereby GCS agreed to acquire substantially all of the assets of Seller (the “Acquisition”). There are certain assets and liabilities of the Seller that will not be assumed.

Pursuant to the terms of the APA, at the closing of the Acquisition, the Company will deliver to Seller 500,000 restricted shares of the Company’s common stock (the “Stock Consideration”). The shares will vest over a one year period. In addition, the Company will deliver to Seller three year warrants (the “Warrants”) to purchase an aggregate of 500,000 shares of the Company’s common stock at an exercise price of: (i) $4.50 for warrants to purchase 250,000 shares of the Company’s common stock, and (i) $5.00 for warrants to purchase another 250,000 shares of the Company’s common stock. The APA contains certain provisions that require Seller to forfeit a portion of the Stock Consideration in the event that Seller violates its obligations under the APA relating to non-competition and non-disclosure.

The closing of the Acquisition is conditioned upon, among other things, satisfaction of customary closing conditions, including: (1) the accuracy of the representations and warranties of each party as of the closing, (2) the performance in all material respects by the parties of their respective covenants, agreements and obligations under the Agreements, (3) receipt of certain third-party consents necessary to consummate the Acquisition and (4) delivery of Incentive Stock Option Agreements to certain employees of Seller. The APA also requires that the Company use commercially reasonable efforts to file a registration statement for the resale of the Stock Consideration and the shares of common stock underlying the Warrants by April 30, 2015.

The foregoing description of the APA does not purport to be a complete description of the parties’ rights and obligations under the APA. The foregoing description of the APA is qualified in its entirety by reference to Exhibit 10.1 hereof.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement by and among the Company, GC Security, LLC and Iron Protection Group, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 16, 2015

ADVANCED CANNABIS SOLUTIONS, INC.

By:	/s/ Robert L. Frichtel
Name:	Robert L. Frichtel
Title:	Chief Executive Officer